Exhibit 10.2

August 23, 2026

John L. Brottem

Dear John,

We are excited to inform you that after careful consideration, Alamar Biosciences, Inc. (the “Company”) has decided to extend this offer of employment. This offer sets forth the terms of the offer that, if you accept, will govern your employment with us.

You will initially be employed in the position of General Counsel and will initially report to Yuling Luo. This is a full-time position. Your first day of employment is anticipated to begin on or around September 14, 2026. Your responsibilities will be as directed by the Company from time to time. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.

Your starting compensation will be an annual salary of $480,000, payable in semi-monthly installments. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

You will participate in the Company’s discretionary bonus plan, which provides you the opportunity to earn additional compensation based on Company and individual performance. Your bonus target will be 50% of your base salary. To be eligible for a bonus payment, you must be actively employed at the time of the bonus plan payment.

Additionally, you will be eligible to receive three weeks of paid vacation that accrues semi-monthly and Company-paid sick leave in accordance with the Company’s policies, Company paid holidays announced annually, and participation in the health and other benefit plans of the Company according to their terms and may be amended or terminated from time to time.

Subject to (i) the approval of Alamar’s board of directors (the “Board”) or a duly authorized committee of the Board and (ii) you remaining employed with Alamar through the date of grant, you will be granted an option to purchase an aggregate of 85,000 shares of Alamar’s common stock (the “Option”) at an exercise price per share equal to the “Fair Market Value” (as defined in Alamar’s 2026 Equity Incentive Plan (the “Plan”)) on the date the Option is granted. 25% of the shares subject to the Option will vest on the first anniversary of the vesting commencement date and 1/48th of the shares subject to the Option will vest each month afterwards, in each case subject to your continued service with Alamar through such vesting date. The Option will be subject to the terms and conditions of the Plan and an option agreement.

Subject to (i) the approval of the Board or a duly authorized committee of the Board and (ii) you remaining employed with Alamar through the date of grant, you will be granted an award of 29,000 restricted stock units (“RSUs”) covering shares of Alamar’s common stock. 25% of the RSUs will vest on the first anniversary of the vesting commencement date and 1/16th of the RSUs will vest quarterly thereafter, in each case subject to your continued service with Alamar through such vesting date. The RSUs will be subject to the terms and conditions of the Plan and an RSU award agreement.

You will also receive a sign-on bonus of $100,000 to be paid within 45 days of your hire. If your employment is terminated for cause or you resign within twelve (12) months of your start date, you shall repay the sign-on bonus.

In recognition of your role as an executive officer of the Company, you will be eligible to participate in Alamar's Severance Plan. The program provides specified severance protections in the event of certain qualifying terminations of employment, including qualifying terminations in connection with a Change in Control of the Company, subject to the terms and conditions of the governing plan documents and your participation agreement, as they may be amended from time to time.

Our employment relationship is for no specified period of time and will be terminable at will, which means that either you or the Company may terminate your employment at any time for any reason or no reason. Any contrary representations that may have been made to you are superseded by this letter. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you). In the event a dispute does arise, this letter, including the validity, interpretation, construction and performance thereof, shall be governed by and construed in accordance with the substantive laws of the State of California. Jurisdiction for resolution of any disputes shall be solely in California.

As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment with the Company is contingent upon your signing and returning to the Company the Company’s Confidential Information and Invention Assignment Agreement that is enclosed with this letter. You hereby represent to the Company that you are under no obligation or agreement that would prevent you from becoming an employee of the Company or adversely impact your ability to perform expected duties.

All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

Upon your acceptance, this letter and the Company’s Confidential Information and Invention Assignment Agreement will contain the entire agreement and understanding between you and the Company, and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties or commitments by or on behalf of the Company (oral or written). This letter may in the future be amended, but only in a writing that is signed by both you and, on behalf of the Company, by a duly authorized officer (other than you).

If the terms are agreeable to you, please sign and date the letter in the appropriate space at the bottom and return to us on or before August 26, 2026. We hope you accept this offer John and we look forward to you joining the team!

Sincerely,

Alamar Biosciences, Inc.

By: /s/ Tod White

Name: Tod White

Title: President

Agreed and Accepted:

/s/ John L. Brottem

Your Signature

8/24/2026

Date

APPENDIX A

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

APPENDIX B

PRIOR MATTER